SCHEDULE 14A
                                (RULE 14A-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION
               PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
            SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.      )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ] Preliminary proxy statement
[X] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                  Innovex, Inc.
                (Name of Registrant as Specified in Its Charter)

                                 Innovex, Inc.
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
[X] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transactions applies:

(3) Per unit price or other underlying value of transaction computed pursuant to exchange Act Rule 0-11:1

(4) Proposed maximum aggregate value of transaction:
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:

(2) Form, schedule or registration statement no.:

(3) Filing party:

(4) Date filed:

1 Set forth the amount on which the filing fee is calculated and state how it was determined.



                                     [LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                JANUARY 23, 1996

Notice is hereby given that the Annual Meeting of Shareholders of Innovex, Inc. will be held at the Lutheran Brotherhood Building, Minneapolis, Minnesota on Tuesday, January 23, 1996 at 3:30 p.m., Central Standard Time, for the following purposes:

1. To elect seven directors to hold office until the next Annual Meeting of Shareholders or until their successors are elected.

2. To ratify and approve an amendment to the Company's 1994 Stock Plan to increase the total number of shares of Common Stock available for issuance under such Plan by 300,000 shares to 600,000.

3. To approve the selection of the Company's independent auditors for the current fiscal year.

4. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business on December 15, 1995 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

By Order of the Board of Directors,


R.J. FitzGerald, Secretary

Hopkins, Minnesota
December 19, 1995

TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON. SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.



                                  INNOVEX, INC.
                                 PROXY STATEMENT

This Proxy Statement is furnished to the shareholders of Innovex, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Shareholders to be held on January 23, 1996. The cost of this solicitation will be borne by the Company. In addition to the solicitation by mail, officers, directors and employees of the Company may solicit proxies by telephone, telegraph or in person. The Company may also request banks and brokers to solicit their customers who have a beneficial interest in the Company's Common Stock registered in the names of nominees and will reimburse such banks and brokers for their reasonable out-of-pocket expenses.

Any proxy may be revoked at any time before it is voted by written notice to the Secretary, by receipt of a proxy properly signed and dated subsequent to an earlier proxy, or by revocation of a written proxy by request in person at the Annual Meeting. If not so revoked, the shares represented by such proxy will be voted.

The Company has outstanding only one class of stock, $.04 par value Common Stock, of which 7,074,127 shares were issued and outstanding and entitled to vote at the close of business of December 15, 1995. Each share of Common Stock is entitled to one vote. Only shareholders of record at the close of business on December 15, 1995 will be entitled to vote at the meeting. The presence in person or by proxy of the holders of a majority of the shares of stock entitled to vote at the Annual Meeting of Shareholders constitutes a quorum for the transaction of business.

Under Minnesota law, each item of business properly presented at a meeting of shareholders generally must be approved by the affirmative vote of the holders of a majority of the voting power of the shares present, in person or by proxy, and entitled to vote on that item of business. However, if the shares present and entitled to vote on that item of business would not constitute a quorum for the transaction of business at the meeting, then the item must be approved by a majority of the voting power of the minimum number of shares that would constitute a quorum. Votes cast by proxy or in person at the Annual Meeting of Shareholders will determine whether or not a quorum is present. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of the matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

The Company's corporate offices are located at 1313 Fifth Street, Hopkins, Minnesota 55343, and its telephone number is (612) 938-4155. The mailing of this Proxy Statement to shareholders of the Company commenced on or about December 19, 1995.

         SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table includes information as of December 15, 1995 concerning the beneficial ownership of Common Stock of the Company by (i) all persons who are known to the Company to beneficially hold more than five percent of the Common Stock of the Company, (ii) each of the directors of the Company, (iii) each current executive officer named in the Summary Compensation Table on page 5, and
(iv) all directors and officers of the Company as a group. Unless otherwise indicated, all shares represent sole voting and investment power.

 NAME AND ADDRESS             AMOUNT AND NATURE OF    PERCENT
OF BENEFICIAL OWNER           BENEFICIAL OWNERSHIP    OF CLASS

Thomas W. Haley(1)(2)               801,850(3)          11.3%
2421 Crowne Hill Road
Minnetonka, MN 55305

Michael C. Slagle(1)                 13,003(4)            *

Bernt M. Tessem(1)                   11,910               *

Gerald M. Bestler(1)                  9,727(4)(5)         *

Willis K. Drake(1)                    9,000               *

Mary E. Curtin(1)                     6,075(6)(7)         *

William J. Miller(1)                     --               *

Allan Chan(2)                         2,700(4)            *

Dale R. Johnson(2)                   17,700(4)            *

Douglas W. Keller(2)                  3,500(4)            *

All Directors and Officers          890,465(4)          12.5%
as a Group (12 persons)


*Less than 1%

(1)  Serves as a director of the Company and has been nominated for election.

(2) Serves as an executive officer of the Company and appears in the Summary Compensation Table on page 5 hereof.

(3)  Excludes 6,075 shares beneficially owned by Ms. Curtin, Mr. Haley's spouse.

(4) Includes the following number of shares which may be purchased pursuant to the exercise of stock options within sixty days from the date hereof: Mr. Slagle, 3,283 shares; Mr. Bestler, 1,736 shares; Mr. Chan, 2,400 shares; Mr. Johnson, 13,200 shares; Mr. Keller, 3,500 shares; and all directors and officers as a group, 31,139 shares.

(5)  Includes 5,551 shares owned by Mr. Bestler's spouse.

(6) Excludes 801,850 shares beneficially owned by Mr. Haley, Ms. Curtin's spouse.

(7) Includes 3,000 shares indirectly owned through a self-directed pension plan.

                              ELECTION OF DIRECTORS
                                  (PROPOSAL 1)

The Company has a Board of Directors consisting of seven persons elected annually to serve until the next annual meeting of stockholders or until their successors are elected. The Board of Directors has nominated for election the seven persons named below. Proxies cannot be voted for a greater number of persons than the number of nominees named below. All of the nominees are currently members of the Board of Directors and were elected by the shareholders except for Mary E. Curtin and William J. Miller who were appointed by the Board of Directors on December 7, 1995 to fill two vacant positions. It is intended that proxies solicited will be voted for such nominees. The Board of Directors believes that each nominee named below will be able to serve, but should any nominee be unable to serve as a director, the persons named in the proxies have advised that they will vote for the election of such substitute nominee as the Board of Directors may propose.

The names, ages and principal occupations of the nominees are set forth below, based upon information furnished to the Company by the nominees.

                                                PRINCIPAL OCCUPATION AND                           DIRECTOR
NAME AND AGE                                       OTHER DIRECTORSHIPS                              SINCE
Thomas W. Haley* (59)    Chairman and Chief Executive Officer of the Company.                        1972

Michael C. Slagle (60)   Owner of Minnesota Benefit Planners, an insurance brokerage and             1972
                         consulting firm.

Bernt M. Tessem (65)     Sales Consultant for Contractor Instruments, a manufacturer of              1976
                         building controls since October 1992. Sales consultant for Stride
                         Control Systems, Inc., computer and process control systems, from
                         June 1988 to October 1992.

Gerald M. Bestler (66)   Retired; formerly Executive Vice President of BMC Industries                1988
                         Inc., an optical and electronic components manufacturer, and
                         President of the Precision Etched Products Group of BMC
                         Industries Inc. Mr. Bestler is also a Director of ANCOR
                         Communications.

Willis K. Drake (72)     Retired; formerly President and Chief Executive Officer of Data Card        1988
                         Corporation, a manufacturing company. Mr. Drake is also a director of
                         Analysts International, Inc., Digi International, Inc. and Telident,
                         Inc.

Mary E. Curtin* (48)     Ms. Curtin has practiced law for 23 years as an attorney with the           1995
                         United States Department of Justice, the Board of Governors of the
                         Federal Reserve System, as a partner at Lindquist & Vennum, and for the last eight years as a partner at Curtin and Barnes in
                         Minneapolis. Effective January 2, 1996, she has accepted the position of Vice President and General Counsel to the Company.

William J. Miller (50)   Chairman and Chief Executive Officer of Quantum Corporation from            1995
                         August 1993 until October 1995. From March 1992 until
                         August 1993, Mr. Miller served as Chief Executive Officer of
                         Quantum Corporation. Prior to 1992, Mr. Miller served in various executive capacities for Control Data Corporation and its
                         Imprimis Technology, Inc. subsidiary including Executive Vice
                         President, Control Data and President, Information Services
                         Group; Executive Vice President and Chief Financial Officer; and
                         President and Chief Executive Officer, Imprimis.


*Mr. Haley and Ms. Curtin are spouses.



OTHER INFORMATION REGARDING THE BOARD

Meetings. The Board of Directors met four times during fiscal year 1995. Each director attended more than 75% of the meetings of the Board of Directors and any committee on which he served.

Board Committees. The Company has an Audit Committee, a Compensation Committee and a Stock Option Committee, all established by the Board of Directors and each of which consists of members of the Board of Directors. The Audit Committee, which during the last fiscal year consisted of Messrs. Slagle, Tessem and Drake, met one time during fiscal year 1995. The Audit Committee recommends the selection of independent accountants and reviews the activities and reports of the independent accountants, as well as the internal controls of the Company. The Compensation Committee, which during the past fiscal year consisted of Messrs. Bestler, Drake and Slagle, met one time during fiscal year 1995. The Compensation Committee assists management in making recommendations to the Board with respect to officers' and key employees' salaries and bonuses. The Stock Option Committee, which during the past fiscal year consisted of Messrs. Haley, Bestler and Tessem, met one time during fiscal year 1995. The Stock Option Committee is responsible for awarding stock options to the Company's key personnel. It also administers the Company's stock option plans. The Company does not have a nominating committee.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

The following table shows, for the fiscal years ending September 30, 1995, 1994 and 1993, the cash compensation paid by the Company, as well as certain other compensation paid or accrued for those years, to Thomas W. Haley, the Company's Chief Executive Officer, and each of the other individuals who served as executive officers of the Company during the fiscal year ending September 30, 1995 (together with Mr. Haley, the "Named Executives"), whose total cash compensation exceeded $100,000 during fiscal year 1995 in all capacities in which they served:

                           SUMMARY COMPENSATION TABLE

                                                                  LONG TERM
                                                                COMPENSATION
                                         ANNUAL COMPENSATION       AWARDS
                                                                 SECURITIES
                                                                 UNDERLYING        ALL OTHER
NAME AND PRINCIPAL POSITION     YEAR     SALARY       BONUS        OPTIONS      COMPENSATION(1)
Thomas W. Haley                 1995    $178,500    $150,000           --           $ 4,518
 Chairman and Chief             1994     166,425      80,000           --             4,429
 Executive Officer              1993     166,254      85,000           --             5,449

Dale R. Johnson                 1995     124,000     150,000           --             3,720
 Executive Vice President,      1994     115,857     120,000       10,500             4,487
 and Chief Operating Officer    1993     115,669     110,000           --             4,762

Allan J. Chan                   1995      89,966      62,500       15,000             2,699
 Vice President and             1994      82,136      50,000        7,500             3,964
 General Manager/               1993      78,288      35,000       12,000             3,399
 Precision Products Div.

Douglas W. Keller               1995      64,453      40,000        5,000             3,134
 Corporate Controller           1994      61,390      25,000        6,000             2,592
                                1993      57,846      15,000        4,500             2,185

Steven C. Waldron(2)            1995     145,753          --           --            25,826(3)
                                1994     155,210      60,000       15,000                --
                                1993     151,684      40,000           --                --


(1) These amounts represent Company matching contributions to the Company's 401(k) plan on behalf of such employees.

(2)  Mr. Waldron resigned as President on April 26, 1995.

(3) Mr. Waldron's other compensation includes an automobile and certain computer equipment.

STOCK OPTIONS

The following table contains information concerning the grant of stock options under the Company's stock option plans to the Named Executive Officers during fiscal year 1995:

                        OPTION GRANTS IN LAST FISCAL YEAR

                           INDIVIDUAL GRANTS
                                                                                         POTENTIAL REALIZABLE
                                                                                           VALUE AT ASSUMED
                                         % OF TOTAL                                      ANNUAL RATES OF STOCK
                        NUMBER OF         OPTIONS                                                PRICE
                       SECURITIES         GRANTED                                       APPRECIATION FOR OPTION
                       UNDERLYING       TO EMPLOYEES    EXERCISE PRICE    EXPIRATION             TERM
NAME                 OPTIONS GRANTED   IN FISCAL YEAR      PER SHARE         DATE           5%          10%
Thomas W. Haley              --              --                --                --           --           --
Dale R. Johnson              --              --                --                --           --           --
Allan J. Chan            15,000             8.0%         $17.4375           8-15-05     $164,438     $416,888
Douglas W. Keller         5,000             2.7           17.4375           8-15-05       54,800      138,950
Steven C. Waldron            --              --                --                --           --           --


OPTION EXERCISES AND HOLDINGS

The following table sets forth information with respect to the Named Executives concerning the exercise of options during fiscal year 1995 and the unexercised options held as of September 30, 1995:

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR-END OTION VALUES

                                                           NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                                          UNDERLYING UNEXERCISED                 IN-THE-MONEY
                                                                  OPTIONS                           OPTIONS
                                                                 AT FY-END                   AT FISCAL YEAR-END(1)
                     SHARES ACQUIRED      VALUE
NAME                   ON EXERCISE       REALIZED      EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
Thomas W. Haley              --                 --           --               --                --               --
Dale R. Johnson          81,000         $1,122,375       13,200            6,300          $237,199         $ 94,236
Allan J. Chan            10,200             81,999           --           24,300                --          217,274
Douglas W. Keller         3,700             43,354        2,600           10,400            39,374          107,311
Steven C. Waldron        66,000            897,750           --               --                --               --


(1) Based on a per share price of $21.875, which was the closing sale price for the Company's Common Stock on September 29, 1995, the last trading day of the Company's fiscal year.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Haley, the Chairman and Chief Executive Officer of the Company, served on the Board of Directors' Stock Option Committee during fiscal year 1995. Mr. Haley was not granted any stock options during fiscal year 1995.

JOINT REPORT OF THE COMPENSATION COMMITTEE AND STOCK OPTION COMMITTEE

The Compensation Committee of the Board of Directors consists of Messrs. Bestler, Drake and Slagle, each of which is an independent outside Director. The Compensation Committee meets as required and is responsible for setting the salaries and levels of incentive awards for the officers and key personnel of the Company. The Stock Option Committee of the Board of Directors consists of Mr. Haley, the Chairman and Chief Executive Officer of the Company, and Messrs. Bestler and Tessem, each of which is an outside Director. Mr. Haley serves on the Stock Option Committee as a disinterested party as he has not been granted any Company stock options in the past year and will not be granted any options while he serves on this Committee. The Stock Option Committee meets as required and is responsible for awarding stock options based compensation to the Company's key personnel.

Compensation Philosophy. The Compensation and Stock Option Committees' governing philosophy for determining compensation levels is designed to attract and retain the highest quality personnel possible consistent with the Company's resources and capabilities. Executive compensation is broken into the following components:

       1. Base Salaries. Base salaries for executive management and officers of the Company are intended to be competitive with companies of similar market capitalization and revenue levels. The base salaries are also intended to recognize individual achievements and assist the Company in attracting and retaining qualified executives.

       2. Bonus Program. Cash bonuses are awarded annually as appropriate.
    The bonus awards are based on both Company and divisional performance with consideration given to the individual's contribution to the Company's performance.

       3. Stock Options. Stock options encourage and reward effective management that results in long-term corporate financial success, as measured by stock price appreciation. Stock options only have value for the executive officers if the price of the Company's stock appreciates in value from the date the options are granted. The Company has three stock option plans currently in effect: the 1983 Employee Incentive Stock Option Plan, the 1987 Employee Stock Option Plan and the 1994 Stock Option Plan.

Chief Executive Officer Compensation. The salary and bonus of the Chief Executive Officer is set by and subject to the discretion of the Compensation Committee with Board of Director approval. The compensation for Thomas W. Haley, the Chief Executive Officer, was determined by using a process and philosophy similar to that used for all executives. Mr. Haley has not been and will not be granted any stock options while he serves as a member of the Stock Option Committee.

SUBMITTED BY THE COMPENSATION AND STOCK OPTION COMMITTEES OF THE COMPANY'S BOARD OF DIRECTORS:

Compensation Committee:           Stock Option Committee:

Gerald M. Bestler, Chairman       Thomas W. Haley, Chairman
Willis K. Drake                   Gerald M. Bestler
Michael C. Slagle                 Bernt M. Tessem


The preceding report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 (the "1933 Act") or the Securities Exchange Act of 1934 (the "1934 Act"), except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the 1933 Act or the 1934 Act.

STOCK PERFORMANCE

The graph below sets forth a comparison of the cumulative shareholder return of the Company's Common Stock over the last five fiscal years with the cumulative total return over the same periods for the NASDAQ Stock Market (U.S. and Foreign Companies) Index and the NASDAQ Non-Financial Index. The graph compares the cumulative total return of the Company's Common Stock as of the end of each of the Company's last five fiscal years on $100 invested as of September 30, 1990, assuming the reinvestment of all dividends and after giving effect to a 3 for 2 stock split on May 31, 1995:

[GRAPH]

                                       FISCAL YEAR ENDING SEPTEMBER 30
                         1990       1991       1992       1993       1994       1995
Innovex, Inc.          $100.00    $ 89.29    $100.00    $283.28    $304.10     $985.19
NASDAQ Non-Financial    100.00     156.66     165.70     215.76     214.66      294.44
NASDAQ Stock Market     100.00     155.78     173.89     229.10     230.54      311.99

DIRECTOR COMPENSATION

Directors who are not employees of the Company (currently all directors except Mr. Haley) are paid a retainer fee of $7,000. Directors may elect to receive, in lieu of retainer fees, stock options pursuant to the 1987 Stock Option Plan. During fiscal year 1995, Messrs. Bestler and Slagle received options to purchase 686 shares of Company Common Stock in lieu of retainer fees. No retainer fee will be paid to Ms. Curtin for her service as a director. Curtin and Barnes, of which Ms. Curtin is a partner, was paid for legal services rendered to the Company during fiscal year 1995. It is not anticipated that Curtin and Barnes will continue to perform legal services for the Company after January 2, 1995, the time at which Ms. Curtin will join the Company as Vice President and General Counsel. No compensation for serving as Secretary was paid to Mr. FitzGerald. Lindquist & Vennum P.L.L.P., of which Mr. FitzGerald is a partner, was paid for legal services rendered to the Company during fiscal year 1995. It is anticipated that Lindquist & Vennum P.L.L.P. will continue to perform legal services for the Company.

In order to receive stock options in lieu of retainer fees, the director must, six months prior to the date that such director is elected or re-elected to the Board of Directors, file with the Secretary of the Company an irrevocable election to receive a stock option in lieu of retainer fees to be paid in the following year. Options are granted automatically on the date each such director is elected or re-elected to the Board of Directors. The number of options granted to eligible directors is determined by a formula which provides that each director will receive an option equal to the nearest number of whole shares equivalent to the director's Annual Retainer divided by the difference between the market value of the stock and $1.00. "Annual Retainer" is defined as the amount which the director will be entitled to receive for serving as a director during the year, but does not include fees associated with service on any committee of the Board of Directors nor with any other services to be provided to the Company. For example, if the fair market value of the Company's stock on the date of grant is $15.00, each participating director will receive an option to purchase 500 shares, which equals the amount of the Annual Retainer ($7,000) divided by $14.00 (the difference between $15.00 and $1.00). The per share option price is $1.00. Each option granted to a non-employee director will be exercisable in full from its date of grant and will not expire upon termination of service as a director. No option can be exercised after the expiration of fifteen years from the date the option was granted.

CERTAIN TRANSACTIONS

The Company purchases life, disability, and dental insurance for its employees through Minnesota Benefit Planners, an insurance brokerage and consulting firm owned by Michael C. Slagle, a director of the Company. The Company provides medical benefits on a self-insurance basis for its employees and procures administrative services and excess individual and aggregate stop loss insurance for this program through Minnesota Benefit Planners. The Company paid approximately $357,000 in gross insurance premiums and administrative fees in fiscal year 1995 for such coverage. Mr. Slagle earned approximately $40,000 in commissions during fiscal year 1995 on these services.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. The insiders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file, including Forms 3, 4, and 5.

To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 30, 1995, all Section 16(a) filing requirements applicable to its insiders were complied with.

                     AMENDMENT OF THE 1994 STOCK OPTION PLAN
                                  (PROPOSAL 2)

GENERAL INFORMATION

On April 21, 1994, the Company's Board of Directors adopted the Innovex, Inc. 1994 Stock Option Plan (the "1994 Plan") and such action was approved by the shareholders on March 7, 1995. The purpose of the 1994 Plan is to provide a continuing, long-term incentive to selected eligible officers, key employees and consultants of the Company and of any subsidiary corporation of the Company and to provide a means of rewarding outstanding performance and to enable the Company to maintain a competitive position and to attract and retain key personnel necessary for continued growth and profitability.

PROPOSED PLAN AMENDMENT

The 1994 Plan authorized issuance of 200,000 shares of Common Stock (adjusted to 300,000 after the 3 for 2 stock split on May 31, 1995) pursuant to options granted under the 1994 Plan. On November 30, 1995, the Board of Directors amended the Plan, subject to ratification and approval of the shareholders, to increase the total number of shares available under the 1994 Plan by 300,000 shares to a total of 600,000. There were outstanding on December 15, 1995 options to purchase 254,500 shares under the 1994 Plan and 42,000 shares have been exercised. Therefore, without shareholder approval of this amendment to the 1994 Plan, only 3,500 shares remain available under the 1994 Plan for awards. As of December 15, 1995, the 1987 Plan had 128,102 shares available for awards. The Board of Directors has deemed it prudent to increase the shares available for grant under the 1994 Plan by 300,000 to facilitate future option grants.

Shares Available Under 1994 Plan. The maximum number of shares of common stock reserved and available for stock options under the 1994 Plan, as amended by the Board of Directors, is 600,000 (subject to possible adjustment in the event of stock splits or other similar changes in the common stock). Shares of common stock covered by expired or terminated stock options may be used for subsequent grants under the 1994 Plan.

Eligibility and Administration. Officers and other key employees of the Company and its subsidiaries who are responsible for or contribute to the management, growth and/or profitability of the business of the Company and its subsidiaries, as well as consultants, are eligible to be granted options under the 1994 Plan. The number of options granted and the terms and conditions of such options need not be uniform among participants, even as to options granted at the same time, whether or not the participants are similarly situated. The 1994 Plan shall be administered by the Board or, in its discretion, by a committee, as defined in the 1994 Plan, who shall be appointed by the Board of Directors. The term "Committee" as used in this proposal refers to the Board or, if the Board has delegated its authority, the Stock Option Committee. The Committee will have the power to make grants, determine the number of shares covered by each grant and other terms and conditions of such grants, interpret the 1994 Plan, and adopt rules, regulations and procedures with respect to the administration of the 1994 Plan. The Committee's recommendations regarding option grants and the terms and conditions of those grants shall be conclusive.

Grants Under 1994 Plan. The Committee may grant stock options that either qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended ("Code"), or as "non-qualified stock options" in such form and upon such terms as the Committee may approve from time to time. Stock options granted under the 1994 Plan may be exercised during their respective terms as determined by the Committee. The purchase price may be paid by tendering cash or, in the Committee's discretion, by tendering promissory notes or common stock or any other form of legal consideration deemed sufficient by the Committee and consistent with the 1994 Plan's purpose and applicable law. No shares of stock shall be issued until full payment therefor has been made. Upon notification of the amount due and prior to, or concurrently with, the delivery to the optionee of a certificate representing any shares purchased pursuant to the exercise of an option, the optionee shall promptly pay to the Company any amount necessary to satisfy applicable federal, state or local withholding tax requirements. If the terms of the option so permit, the optionee may elect to pay all or part of the option exercise price by having the Company withhold upon exercise of the option a number of shares with a fair market value equal to the aggregate option exercise price for the shares with respect to which such election is made. No stock option shall be transferable or assignable by the optionee or exercised by anyone else during the optionee's lifetime.

Stock options may be exercised during varying periods of time after a participant's termination of employment, dependent upon the reason for termination. Following a participant's death, the participant's stock options may be exercised by the legal representative of the estate or the optionee's legatee for a period of six months or until the expiration of the stated term of the option, whichever is less, without installment exercise restrictions. The same time periods apply if the participant is terminated by reason of permanent disability. If the participant's employment is terminated for any other reason, the participant's stock options may be exercised, to the extent they were exercisable at the time of termination, for a period of one month from the date of termination or until the expiration of the stated term of the option, whichever is less; provided, if the participant's employment is terminated as a result of the participant's deliberate, willful or gross misconduct, the participant's stock options immediately terminate.

No incentive stock options shall be granted under the 1994 Plan after April 21, 2004. The term of an incentive stock option may not exceed 10 years (or 5 years if issued to a participant who owns or is deemed to own more than 10% of the combined voting power of all classes of stock of the Company, any subsidiary or affiliate) and non-qualified options shall not have a term exceeding ten years. Non-qualified options granted to consultants shall not have a term exceeding five years. The aggregate fair market value of common stock with respect to which an incentive stock option is exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. The exercise price under an incentive stock option may not be less than the fair market value of the common stock on the date the option is granted (or, in the event the participant owns more than 10% of the combined voting power of all classes of stock of the Company, the option price shall be not less than 110% of the fair market value of the stock on the date the option is granted). The exercise price for non-qualified options granted under the 1994 Plan may be less than 100% of the fair market value of the common stock on the date of grant.

FEDERAL INCOME TAX CONSEQUENCES

An optionee will not realize taxable compensation income upon the grant of an incentive stock option. In addition, an optionee generally will not realize taxable compensation income upon the exercise of an incentive stock option if he or she exercises it as an employee or within three months after termination of employment (or within one year after termination if the termination results from a permanent and total disability). The amount by which the fair market value of the shares purchased exceeds the aggregate option price at the time of exercise will be alternative minimum taxable income for purposes of applying the alternative minimum tax. If stock acquired pursuant to an incentive stock option is not disposed of prior to the date two years from the option grant date or prior to one year from the option exercise date (the "Applicable Holding Periods"), any gain or loss realized upon the sale of such shares will be characterized as capital gain or loss. If the Applicable Holding Periods are not satisfied, then any gain realized in connection with the disposition of such stock will generally be taxable as ordinary compensation income in the year in which the disposition occurred, to the extent of the difference between the fair market value of such stock on the date of exercise and the option exercise price. The Company is entitled to a tax deduction to the extent, and at the time, the participant realizes compensation income. The balance of any gain will be characterized as a capital gain. Under current law, net capital gains are taxed at a maximum federal rate of 28% while compensation income may be taxed at higher federal rates.

An optionee will not realize taxable compensation income upon the grant of a non-qualified stock option. As a general matter, when an optionee exercises a non-qualified stock option, he or she will realize taxable compensation income at the time equal to the difference between the aggregate option price and the fair market value of the stock on the date of exercise. The Company is entitled to a tax deduction to the extent, and at the time, the participant realizes compensation income.

REGISTRATION WITH THE SEC

Upon the approval of the amendment to the 1994 Plan by the shareholders, the Company intends to file a registration statement covering the offering of the additional 300,000 shares of common stock issuable under the 1994 Plan with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.

VOTE REQUIRED

Shareholder approval of the amendment to the 1994 Plan requires the affirmative vote of the holders of a majority of the shares of common stock represented at the meeting and entitled to vote on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE 1994 STOCK OPTION PLAN.

                        APPROVAL OF INDEPENDENT AUDITORS
                                  (PROPOSAL 3)

SHAREHOLDER VOTE

Grant Thornton LLP has been reappointed by the Board of Directors as the Company's auditors for the current year. Although shareholder approval is not required, it is the policy of the Board of Directors to request shareholder ratification of the appointment or reappointment of auditors.

A representative of Grant Thornton LLP will be present at the Annual Meeting of Shareholders, will have an opportunity to make a statement and will be available to respond to appropriate questions. The Board of Directors recommends that the shareholders vote "for" the proposal to approve the reappointment of Grant Thornton LLP, and the endorsed proxy will be so voted unless a contrary vote is indicated. In the event the reappointment of Grant Thornton LLP should not be approved by the shareholders, the Board of Directors will make another appointment to be effective at the earliest possible time.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" REAPPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

                              SHAREHOLDER PROPOSALS

The rules of the Securities and Exchange Commission permit shareholders of a company, after notice to the company, to present proposals for shareholder action in the company's proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by company action in accordance with the proxy rules. The Innovex, Inc. 1997 Annual Meeting of Shareholders is expected to be held on or about January 22, 1997 and proxy materials in connection with that meeting are expected to be mailed on or about December 18, 1996. Shareholder proposals prepared in accordance with the proxy rules must be received by the Company on or before August 16, 1996.

                                     GENERAL

The Board of Directors of the Company knows of no matters other than the foregoing to be brought before the meeting. However, the enclosed proxy gives discretionary authority in the event that any additional matters should be presented. The Annual Report of the Company for the past fiscal year is enclosed herewith and contains the Company's financial statements for the fiscal year ended September 30, 1995. A copy of Form 10-K, the annual report filed by the Company with the Securities and Exchange Commission, will be furnished without charge to any shareholder who requests it in writing from the Company at the address noted on the first page of this Proxy Statement.

                              By Order of the Board of Directors,



                              R.J. FitzGerald, Secretary


                                  INNOVEX, INC.
                      PROXY SOLICITED BY BOARD OF DIRECTORS
        FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JANUARY 23, 1996

The undersigned hereby appoints Thomas W. Haley and Michael C. Slagle, or either of them, as proxies with full power of substitution to vote all shares of stock of Innovex, Inc. of record in the name of the undersigned at the closeof business on December 15, 1995, at the Annual Meeting of Shareholders to be held in Minneapolis, Minnesota on January 23, 1996, or at any adjournment or adjournments thereof, hereby revoking all former proxies.

1.   ELECTION OF DIRECTORS.

     [ ] FOR all nominees listed below (except as indicated to the contrary).

     [ ] WITHHOLD AUTHORITY to vote for all nominees listed below.


(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,
               STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)

      GERALD M. BESTLER, MARY E. CURTIN, WILLIS K. DRAKE, THOMAS W. HALEY,
            WILLIAM J. MILLER, MICHAEL C. SLAGLE, AND BERNT M. TESSEM

2. PROPOSAL TO RATIFY AND APPROVE AN AMENDMENT TO THE COMPANY'S 1994 STOCK PLAN TO INCREASE THE TOTAL NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR ISSUANCE UNDER THE PLAN FROM 300,000 TO 600,000 SHARES.

                     [ ] FOR   [ ] AGAINST   [ ] ABSTAIN

                         (Must be signed on other side)



                           (Continued from other side)

3. PROPOSAL TO RATIFY APPOINTMENT OF GRANT THORNTON LLP AS INDEPENDENT PUBLIC ACCOUNTANTS.

                     [ ] FOR   [ ] AGAINST   [ ] ABSTAIN

4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON ANY OTHER MATTERS COMING BEFORE THE MEETING.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED ON PROPOSALS (1), (2) AND (3) IN ACCORDANCE WITH THE SPECIFICATIONS MADE AND "FOR" SUCH PROPOSALS IF THERE IS NO SPECIFICATION.

                                               Dated: __________________ , 19__

                                               ________________________________
                                                         (Signature)

                                               ________________________________
                                                         (Signature)

                                               Please sign name(s) exactly as
                                               shown at left. When signing as
                                               executor, administrator, trustee
                                               or guardian, give full title as
                                               such; when shares have been
                                               issued in names of two or more
                                               persons, all should sign.